EXHIBIT 99.3

CAPSTONE THERAPEUTICS CORP.

2005 EQUITY INCENTIVE PLAN

PLAN AMENDMENT

The Capstone Therapeutics Corp. 2005 Equity Incentive Plan (the “Plan”), is hereby amended, effective June 12, 2014, as follows:

1. Section 3.01 of the Plan is hereby amended in its entirety to read as follows:

Available Shares.  The number of shares of Common Stock of the Company which may be issued under the Plan shall not exceed 3,750,000 shares; provided that no individual can be granted Awards covering, in the aggregate, more than 300,000 shares of Common Stock in any calendar year.  Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company on an open market for such purpose, or from any combination of the foregoing.  If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.

2. All provisions of the Plan not hereby amended shall remain in full force and effect.

IN WITNESS WHEREOF, Capstone Therapeutics Corp. has caused this Plan Amendment to be executed on its behalf by its duly authorized officer on the date indicated below.

CAPSTONE THERAPEUTICS CORP.

/s/ John M. Holliman, III Executive Chairman

Date: June 12, 2014